SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ENGELHARD CORPORATION
(Name of Registrant as Specified In Its Charter)
ENGELHARD CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Engelhard Comments on BASF Announcement

ISELIN, N.J., January 27, 2006 — Engelhard Corporation (NYSE: EC), one of the largest surface and materials science companies in the world, today issued the following statement in response to BASF’s (NYSE: BF) announcement that it has nominated two candidates for election to the Engelhard Board of Directors at the company’s 2006 Annual Meeting of stockholders:

“On January 23, 2006, the Engelhard Board of Directors rejected BASF’s unsolicited tender offer as inadequate and authorized the management team to explore strategic alternatives, including the sale of the company, to seek to maximize stockholder value. Based on conversations with our stockholders and in light of the fact that Engelhard’s common shares have consistently traded in substantial volumes above BASF’s $37 per share offer price since the day BASF publicly announced its intention to commence a tender offer, we believe that the market concurs with our Board’s assessment.

“The Board asks Engelhard stockholders to support its efforts to maximize value by taking no action at this time with respect to BASF’s potential proxy solicitation and outstanding tender offer. Given the company’s unique market position and attractive growth opportunities, the Board believes that the process we have embarked on could deliver higher value to stockholders than BASF’s Offer.”

Engelhard Corporation is a surface and materials science company that develops technologies to help customers improve their products and processes. A Fortune 500 company, Engelhard is a world-leading provider of technologies for environmental, process, appearance and performance applications. For more information, visit Engelhard on the Internet at www.engelhard.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, internal and external, that may cause Engelhard’s actual future activities to be materially different from those suggested or described in this document. These risks, uncertainties and contingencies include those set forth in Engelhard’s Annual Report on Form 10-K, and other factors detailed from time to time in its other filings with the Securities and Exchange Commission (the “SEC”). Engelhard does not undertake any obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Additional Information and Where To Find It

This announcement does not constitute an offer or invitation to purchase any securities. In connection with the proposed transaction, BASF filed a Tender Offer Statement on Schedule TO on January 9, 2006 and amended it on January 18, 2006. Engelhard has filed certain materials with the SEC, including a Solicitation/Recommendation Statement on Schedule 14D-9. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the offer materials and other documents filed by Engelhard or BASF with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of the Solicitation/Recommendation Statement, as well as Engelhard’s related filings with the SEC, from Engelhard by directing a request to Engelhard Corporation, 101 Wood Avenue, Iselin, New Jersey 08830, Attention: Investor Relations or at 732-205-5000.

Copies of the company’s letter to stockholders and Schedule 14D-9 may also be obtained from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at Engelhard@mackenziepartners.com

SOURCE: Engelhard Corporation
Media:
Engelhard Corp.
Ted Lowen, 732-205-6360
or
Investor Relations:
Engelhard Corp.
Gavin A. Bell, 732-205-6313
or
Joele Frank, Wilkinson Brimmer Katcher
Dan Katcher / Eden Abrahams, 212-355-4449